SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549


               SCHEDULE 13G

           Under the Securities Exchange Act of 1934
                      (Amendment No. __1_)



                       Allen Group, Inc.
                           (Name of Issuer)


                             Common Stock
                    (Title of Class of Securities)


                               017634106
                       (CUSIP Number)



Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the reporting person: (1) has a previous statment on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of less than five percent of such class. See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter sidclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liablilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.  017634106             13G      Page  2  of  12  Pages

1       Name of Reporting Person
       S.S. or I.R.S. Identification No. of Above Person

       FEDERATED GROWTH TRUST
       TAX I.D. # 25-1378666

2       Check the appropriate box if a member of a group
               (a)  [  ]

               (b)  [X]

3       SEC use only




4       Citizenship or Place of Organization

       MASSACHUSETTS


  Number of 5  Sole voting power
   shares       915,000
beneficially  6 Shared voting power
  Owned by
    each   7  Sole dispositive power
 Reporting      915,000
   Person  8  Shared dispositive power
    with
9      Aggregate Amount Beneficially Owned by Each Reporting Person

       915,000


10      Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares *




11     Percent of Class Represented by Amount in Row (11)

       3.7%


12      Type of Reporting Person

       IV

              *SEE INSTRUCTION BEFORE FILLING OUT

CUSIP No.  017634106             13G      Page  3  of  12  Pages

1       Name of Reporting Person
        S.S. or I.R.S. Identification No. of Above Person
       CAPITAL GROWTH FUND, a portfolio of Investment Series
      Funds, Inc.
         TAX I.D. #25-1619187

2      Check the appropriate box if a member of a group
               (a)  [   ]

               (b)  [ X ]

3      SEC use only




4       Citizenship or Place of Organization

       MARYLAND


  Number of 5  Sole voting power
   shares       35,000
beneficially  6 Shared voting power
  Owned by
    each   7  Sole dispositive power
 Reporting      35,000
   Person  8  Shared dispositive power
    with
9      Aggregate Amount Beneficially Owned by Each Reporting Person

       35,000


10     Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares
*




11     Percent of Class Represented by Amount in Row (11)

       0.1%


12      Type of Reporting Person

       IV


              *SEE INSTRUCTION BEFORE FILLING OUT

CUSIP No.  017634106             13G      Page  4  of  12  Pages

1       Name of Reporting Person
        S.S. or I.R.S. Identification No. of Above Person

       FEDERATED ADVISERS
       TAX I.D. #51-0316183

2       Check the appropriate box if a member of a group
                (a)  [   ]

                (b)  [ X ]

3       SEC use only




4       Citizenship or Place of Organization

          DELAWARE


  Number of 5  Sole voting power
   shares       35,000
beneficially  6 Shared voting power
  Owned by
    each   7  Sole dispositive power
 Reporting      35,000
   Person  8  Shared dispositive power
    with
9       Aggregate Amount Beneficially Owned by Each Reporting Person

       35,000


10      Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares *




11      Percent of Class Represented by Amount in Row (11)

       0.1%


12      Type of Reporting Person

          IA


              *SEE INSTRUCTION BEFORE FILLING OUT

CUSIP No.  017634106             13G      Page  5  of  12  Pages

1       Name of Reporting Person
       S.S. or I.R.S. Identification No. of Above Person

         FEDERATED MANAGEMENT
         TAX I.D. #51-0316186

2      Check the appropriate box if a member of a group
               (a)  [   ]

               (b)  [ X ]

3      SEC use only




4      Citizenship or Place of Organization

       DELAWARE


  Number of 5  Sole voting power
   shares       915,000
beneficially  6 Shared voting power
  Owned by
    each   7  Sole dispositive power
 Reporting      915,000
   Person  8  Shared dispositive power
    with
9       Aggregate Amount Beneficially Owned by Each Reporting Person

       915,000


10     Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares
*




11     Percent of Class Represented by Amount in Row (11)

       3.7%


12      Type of Reporting Person

       IA


              *SEE INSTRUCTION BEFORE FILLING OUT

CUSIP No.  017634106             13G      Page  6  of  12  Pages

1       Name of Reporting Person
       S.S. or I.R.S. Identification No. of Above Person

       FEDERATED INVESTORS
       TAX I.D. # 51-0316181

2      Check the appropriate box if a member of a group
               (a)  [  ]

               (b)  [X]

3      SEC use only




4      Citizenship or Place of Organization

       DELAWARE


  Number of 5  Sole voting power
   shares       0
beneficially  6 Shared voting power
  Owned by
    each   7  Sole dispositive power
 Reporting      950,000
   Person  8  Shared dispositive power
    with
9       Aggregate Amount Beneficially Owned by Each Reporting Person

       950,000


10     Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares
*




11     Percent of Class Represented by Amount in Row (11)

       3.8%


12     Type of Reporting Person

       HC


              *SEE INSTRUCTION BEFORE FILLING OUT

CUSIP No.  017634106             13G      Page  7  of  12  Pages

Item 1(a).  Name of Issuer:             The Allen Group, Inc.

Item 1(b).  Address of Issuer's Principal Business Office:
                                        25101 Chagrin Blvd.
                                        Beachwood, OH 44122

Item 2(a).  Names of Persons Filing:           Tax I.D. No.

       (A) Federated Growth Trust              25-1378666
       (B) Capital Growth Fund, a portfolio of
               Investment Series Funds, Inc.   25-1619187
       (C) Federated Advisers                  51-0316183
       (D) Federated Management                51-0316186
       (E) Federated Investors                 51-0316181

Item 2(b).  Address of Principal Business Office:
                                        Federated Investors Tower
                                        Pittsburgh, PA 15222-3779

Item 2(c).  Citizenship:                       Citizenship

       (A) Federated Growth Trust              Massachusetts
       (B) Capital Growth Fund, a portfolio of
               Investment Series Funds, Inc.   Maryland
       (C) Federated Advisers                  Delaware
       (D) Federated Management                Delaware
       (E) Federated Investors                 Delaware

Item 2(d).  Title of Class of Securities:      Common Stock

Item 2(e).  CUSIP Number:                      017634106

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the persons filing are:

       (h)  [ X ]  Group, in accordance with Section
240.13d-1(b)(1)(ii)(H).

                   *SEE EXHIBIT "1" ATTACHED

CUSIP No.  017634106             13G      Page  8  of  12  Pages

Item 4.  Ownership:

A.  Federated Growth Trust
  Item 4(a) Amount Beneficially Owned...................... 915,000
  Item 4b) Percent of Class..................................3.7%
  Item 4(c) Number of Shares as to which such person has
     (i) sole power to vote or direct the vote..............
915,000
     (ii) shared power to vote or direct the vote.......... 0
     (iii) sole power to dispose or direct disposition of.. 915,000
     (iv) shared power to dispose or direct disposition of..
0

B.  Capital Growth Fund
  Item 4(a) Amount Beneficially Owned...................... 35,000
  Item 4b) Percent of Class..................................0.1%
  Item 4(c) Number of Shares as to which such person has
     (i) sole power to vote or direct the vote..............
35,000
     (ii) shared power to vote or direct the vote.......... 0
     (iii) sole power to dispose or direct disposition of.. 35,000
     (iv) shared power to dispose or direct disposition of..
0

C.  Federated Advisers*
  Item 4(a) Amount Beneficially Owned...................... 35,000
  Item 4b) Percent of Class..................................0.1%
  Item 4(c) Number of Shares as to which such person has
     (i) sole power to vote or direct the vote..............
35,000
     (ii) shared power to vote or direct the vote.......... 0
     (iii) sole power to dispose or direct disposition of.. 35,000
     (iv) shared power to dispose or direct disposition of..
0

A.  Federated Management*
  Item 4(a) Amount Beneficially Owned...................... 915,000
  Item 4b) Percent of Class..................................3.7%
  Item 4(c) Number of Shares as to which such person has
     (i) sole power to vote or direct the vote..............
915,000
     (ii) shared power to vote or direct the vote.......... 0
     (iii) sole power to dispose or direct disposition of.. 915,000
     (iv) shared power to dispose or direct disposition of..
0

B.  Federated Investors**
  Item 4(a) Amount Beneficially Owned...................... 950,000
  Item 4b) Percent of Class..................................3.8%
  Item 4(c) Number of Shares as to which such person has
     (i) sole power to vote or direct the vote..............
950,000
     (ii) shared power to vote or direct the vote.......... 0
     (iii) sole power to dispose or direct disposition of.. 950,000
     (iv) shared power to dispose or direct disposition of..
0

*The number of shares indicated represent shares held by investment companies for which the indicated reporting person acts as an investment adviser, with power to direct investments and power to vote the securities.

**The number of shares indicated represent shares held by investment companies advised by subsidiaries of Federated Investors.


CUSIP No.  017634106             13G     Page  9  of  12  Pages


Item 5.  Ownership of Five Percent or Less of a Class:

     Not Applicable.

Item 6.  Ownership of More than Five Percent on Behalf of Another
Person:

     Not Applicable

Item 7.  Identification and Classification of the Subsidiary
Which Acquired the Security Being Reported on By the Parent
Holding Company:

     Not Applicable

Item 8.  Identification and Classification of Members of the
Group:

  The filing of this Amended Schedule 13G by the reporting persons identified in Item 2(a) is being made solely because their deemed holdings of the securities identified in Item 2(d) of this Schedule 13G has become less than 5% of the outstanding securities as determined in accordance with Rule 13d-3(d)(i) under the Securities Exchange Act of 1934, as amended (the "1934 Act"). The filing of this Schedule 13G by reporting persons identified as Federated Advisers and Federated Management in Item 2(a) (the "Advisers") is being made solely because the persons are investment advisers of one or more of the investment companies with power to direct investments and/or power to vote the securities. The filing of this Schedule 13G by the reporting person identified as Federated Investors (the "Parent") is being made solely because such person is the parent holding company of Advisers which have the power to direct investment and/or vote the securities. Each reporting person identified in Item 2(a) hereby disclaims the existence of a group within the meaning of
Section 13(d)(3) of the 1934 Act.

  In accordance with Rule 13d-4 under the 1934 Act, each reporting person declares that the filing of this statement should not be construed as an admission that any of the investment advisers or parent holding company that are reporting persons are the beneficial owners (for the purposes of Sections 13(d) and/or 13(g) of the Act) of any securities covered by this statement, and such advisers and parent holding company expressly disclaim that they are in fact the beneficial owner of such securities.

                    SEE EXHIBIT "1" ATTACHED

Item 9.  Notice of Dissolution of Group:

     Not Applicable

CUSIP No.  017634106             13G     Page  10  of  12  Pages

Item 10.  Certification:

  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:
February 14, 1994

Signature:



/s/S. Elliott Cohan
Name/Title:  S. Elliott Cohan, as Assistant Secretary of
Federated Investors, Federated Advisers, Federated Management,
Federated Growth Trust, and Capital Growth Fund (a portfolio of
Investment Series Funds, Inc.)



CUSIP No.  017634106             13G     Page  11  of  12  Pages

                          EXHIBIT "1"
                    ITEM 3 CLASSIFICATION OF
                       REPORTING PERSONS

      Identity and Classification of Each Reporting Person


               IDENTITY                           CLASSIFICATION
UNDER ITEM 3

Federated Growth Trust          (d)  Investment Company
                                registered under section 8 of
                                the Investment Company Act

Capital Growth Fund, a portfolio of     (d)  Investment Company
                                registered under
Investment Series Funds, Inc.   section 8 of the Investment
                                Company Act

Federated Advisers              (e)  Investment Adviser
                                registered under section 203 of
                                the Investment Advisers Act of
                                1940

Federated Management            (e)  Investment Adviser
                                registered under section 203 of
                                the Investment Advisers Act of
                                1940

Federated Investors             (g)  Parent Holding Company, in
                                accordance with Section
                                240.13d-1(b)(ii)(G)

The filing of this Schedule 13G by the reporting persons is being made solely because their deemed holdings of the securities identified in Item 2(d) of this Schedule 13G has become less than 5% of the outstanding securities as determined in accordance with Rule 13d-3(d)(i) under the Securities Exchange Act of 1934, as amended (the "1934 Act"). The filing of this Schedule 13G by reporting persons identified as Federated Advisers and Federated Management (the "Advisers") is being made solely because the persons are investment advisers of one or more of the investment companies with power to direct investments and/or power to vote the securities. The filing of this Schedule 13G by the reporting person identified as Federated Investors (the "Parent") is being made solely because such person is the parent holding company of Advisers which have the power to direct investment and/or vote the securities. Each reporting person identified in this Exhibit "1" hereby disclaims the existence of a group within the meaning of Section 13(d)(3) of the 1934 Act.

In accordance with Rule 13d-4 under the 1934 Act, each reporting person declares that the filing of this statement should not be construed as an admission that any of the investment advisers or parent holding company that are reporting persons are the beneficial owners (for the purposes of Sections 13(d) and/or 13(g) of the Act) of any securities covered by this statement, and such advisers and parent holding company expressly disclaim that they are in fact the beneficial owner of such securities.


CUSIP No.  017634106             13G     Page  12  of  12  Pages

                          EXHIBIT "2"
                 AGREEMENT FOR JOINT FILING OF
                          SCHEDULE 13G


     The following parties hereby agree to file jointly the statement on Schedule 13G to which this Agreement is attached and any amendments thereto which may be deemed necessary pursuant to Regulation 13D-G under the Securities Exchange Act of 1934:

   1. Federated Growth Trust, a Massachusetts business trust
   2. Capital Growth Fund, a portfolio of Investment Series
      Funds, Inc.
   3. Federated Advisers, as investment adviser to Capital
      Growth Fund
   4. Federated Management, as investment adviser to Federated
      Growth Trust
   5. Federated Investors, as parent holding company of the advisers.

     It is understood and agreed that each of the parties hereto is responsible for the timely filing of such statement and any amendments thereto, and for the completeness and accuracy of the information concerning such party contained therein, but such party unless is not responsible for the completeness or accuracy of information concerning the other parties unless such party knows or has reason to believe that such information is incomplete or inaccurate.

     It is understood and agreed that the joint filing of
Schedule 13G shall not be construed as an admission that the reporting persons named herein constitue a group for purposes of Regulation 13D-G of the Securities Exchange Act of 1934, nor is a joint venture for purposes of the Investment Company Act of 1940.

Date:  February 14, 1994




By:/s/S. Elliott Cohan

Name/Title:  S. Elliott Cohan, as Assistant Secretary of
Federated Investors, Federated Advisers, Federated Management,
Federated Growth Trust, and Capital Growth Fund (a portfolio of
Investment Series Funds, Inc.)